Exhibit 99.1

April 21, 2022 For Immediate Release

Press Release

Heartland Express, Inc. Reports Revenues, Earnings, and Record High Stockholders' Equity for the First Quarter of 2022

NORTH LIBERTY, IOWA - April 21, 2022 - Heartland Express, Inc. (Nasdaq: HTLD) announced today financial results for the three months ended March 31, 2022.

Three months ended March 31, 2022:
•Net Income of $16.8 million, and Basic Earnings per Share of $0.21 (an increase of 25.3% to 2021),
•Operating Revenue of $151.3 million,
•Operating Income of $22.4 million (an increase of 22.5% to 2021),
•Operating Ratio of 85.2% and 82.4% Non-GAAP Adjusted Operating Ratio(1),
•Cash Balance of $187.1 million and Total Assets of $947.1 million,
•Stockholders' Equity of $742.5 million (All-Time Record),
•Debt-Free Balance Sheet.

Heartland Express Chief Executive Officer Mike Gerdin commented on the quarterly operating results and ongoing initiatives of the Company, "Our operating results for the three months ended March 31, 2022 showed strength in terms of profit, overall operating efficiency, and our continued ability to grow our cash balance. The improvement in our operating ratio in the first quarter in each of the last three years shows our ability to consistently improve our operations over time. Operating ratios delivered in the first quarters of 2020, 2021, and 2022 were 89.6%, 88.0%, and 85.2%, respectively. Millis Transfer was able to improve greatly over these same periods as they delivered an operating ratio of 96.0%, 99.3%, and 87.7%, respectively. Millis Transfer continues to progress towards the goal of a 85.0% operating ratio or lower within three years of the acquisition, and delivered their best single month of operating results during the first quarter of 2022. Net income delivered in the first quarter of 2022 was $16.8 million, an increase of 22.1%, as compared to the same period in the prior year."

"Freight demand has continued to be strong even though demand has reached lower levels during the first quarter. While the current levels are down compared against the unprecedented levels experienced in the later months of 2021, we continue to have significantly more opportunities to haul freight than we are able to cover with our existing fleet and available drivers. Given what we have experienced and based on feedback from our strong group of customers, we expect volatile freight demand throughout 2022 but at volumes that will continue to exceed our available capacity. Hiring and retention challenges continue to exist for our company and the entire industry. We remain committed to ongoing investments in our drivers, to ensure they receive a rewarding level of compensation along with the tools to have a safe and successful career at Heartland Express.”

Mr. Gerdin continued, "At the end of the quarter we had $187 million in cash, an increase of nearly $30 million since year end 2021, with no debt on our balance sheet. We have historically deployed our cash reserves to capitalize on the best strategic opportunity, whether it be for a $0.50 per share special dividend during the third quarter of 2021, repurchasing 1.0 million shares of our common stock during the prior twelve months ended March 2022, the acquisition of Millis Transfer in 2019, or ongoing capital investment for operational needs. We continue to explore and analyze the best strategic opportunities available for our company and our stockholders. We are extremely proud of our drivers and employees and what we have accomplished. We believe we continue to be well positioned for the future with a great team, efficient operations, and a strong balance sheet.”

Financial Results

Heartland Express ended the first quarter of 2022 with operating revenues of $151.3 million, compared to $152.4 million in the first quarter of 2021. Operating revenues for the quarter included fuel surcharge revenues of $24.0 million, compared to $16.8 million in the same period of 2021. Operating income for the three-month period ended March 31, 2022 was $22.4 million, an increase of $4.1 million as compared to the same period of the prior year, an increase of 22.5%. Net income was $16.8 million, compared to $13.7 million in the first quarter of 2021, an increase of 22.1%. Basic earnings per share were $0.21 during the quarter as compared to $0.17 during the same period of 2021. The Company posted an operating ratio of 85.2%, non-GAAP adjusted operating ratio(1) of 82.4%, and a 11.1% net margin (net income as a percentage of operating revenues) in the first quarter of 2022 compared to 88.0%, 86.5%, and 9.0%, respectively, in the first quarter of 2021.

Balance Sheet, Liquidity, and Capital Expenditures

As of March 31, 2022, the Company had $187.1 million in cash balances, an increase of $38.9 million, a 26.2% increase since the first quarter of 2021, and a $29.3 million increase since December 31, 2021. There were no borrowings under the Company's unsecured line of credit. The Company amended its unsecured line of credit as of August 31, 2021 which reduced the available borrowing capacity from $100 million to $25 million. The Company continues to have the ability to increase the available borrowing base by an additional $100 million, subject to normal credit and lender approvals. The Company had $91.5 million in available borrowing capacity on the line of credit as of March 31, 2022 after consideration of $8.5 million outstanding letters of credit. The Company continues to be in compliance with associated financial covenants. The Company ended the quarter with total assets of $947.1 million and stockholders' equity of $742.5 million, an all-time record.

Net cash flows from operations for the first three months of 2022 were $37.6 million, 24.9% of operating revenue. The primary use of net cash was $4.5 million for net revenue equipment and $3.9 million for terminal renovation improvements during the three-month period ended March 31, 2022.

The average age of the Company's tractor fleet was 1.5 years as of March 31, 2022 compared to 1.7 years on March 31, 2021. The average age of the Company's trailer fleet was 3.7 years as of March 31, 2022 compared to 3.8 years on March 31, 2021. The Company currently anticipates a total of approximately $10 to $15 million of net capital expenditures for revenue equipment in 2022, resulting from lower volumes in response to the current market challenges of pricing and availability. We expect more significant capital activity in relation to our terminal locations during 2022.
The Company continues its commitment to stockholders through the payment of cash dividends and repurchases of common stock. A regular dividend of $0.02 per share was declared during the first quarter 2022 and paid on April 5, 2022. The Company has now paid cumulative cash dividends of $537.8 million, including four special dividends, ($2.00 in 2007, $1.00 in 2010, $1.00 in 2012, and $0.50 in 2021) over the past seventy-five consecutive quarters since 2003. Our outstanding shares at March 31, 2022 were 78.9 million. We repurchased 1.0 million shares of our common stock for $17.0 million, during the prior twelve months ended March 2022. A total of 4.6 million shares of common stock have been repurchased for $81.5 million over the past five years. The Company has the ability to repurchase an additional 6.6 million shares under the current authorization which would result in 72.3 million outstanding shares if fully executed.

Other Information

During the first quarter of 2022, we were once again recognized for our commitment to service and safety by DHL, as we were named Truckload Carrier of the Year. Further, we were honored to be named by Newsweek as one of "America's Most Trustworthy Companies" - #18 within the Transport, Logistics, and Packaging industry group. Both of these awards are a testament to our professional drivers and our entire team of employees that work hard to deliver superior results while remaining committed to the business and cultural philosophies that have made us successful throughout our history.

Operating revenue excluding fuel surcharge revenue and adjusted operating ratio are non-GAAP financial measures and are not intended to replace financial measures calculated in accordance with GAAP. These non-GAAP financial measures supplement our GAAP results. We believe that using these measures affords a more consistent basis for comparing our results of operations from period to period. The information required by Item 10(e) of Regulation S-K under the Securities Act of 1933 and the Securities Exchange Act of 1934 and Regulation G under the Securities Exchange Act of 1934, including a reconciliation to the most directly comparable financial measure calculated in accordance with GAAP, is included in the table at the end of this press release.

This press release may contain statements that might be considered as forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as “seek,” “expects,” “estimates,” “anticipates,” “projects,” “believes,” “hopes,” “plans,” “goals,” “intends,” “may,” “might,” “likely,” “will,” “should,” “would,” “could,” “potential,” “predict,” “continue,” “strategy,” “future,” “outlook,” and similar terms and phrases. In this press release, the statements relating to freight supply and demand, the market for drivers, our ability to react to changing market conditions, operational improvements, progress toward our goals, deployment of cash reserves, and future capital expenditures are forward-looking statements. Such statements are based on management's belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties, and undue reliance should not be placed on such statements. Actual events may differ materially from those set forth in, contemplated by, or underlying such statements as a result of numerous factors, including, without limitation, those specified in the Company's Annual Report on Form 10-K for the year ended December 31, 2021. The Company assumes no obligation to update any forward-looking statements, which speak as of their respective dates.

Contact: Heartland Express, Inc. (319-645-7060) Mike Gerdin, Chief Executive Officer Chris Strain, Chief Financial Officer

HEARTLAND EXPRESS, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
	2022	2021
OPERATING REVENUE	$151,275	$152,402

OPERATING EXPENSES:
Salaries, wages, and benefits	$58,638	$64,782
Rent and purchased transportation	748	964
Fuel	29,711	24,157
Operations and maintenance	5,079	5,688
Operating taxes and licenses	3,209	3,621
Insurance and claims	5,566	5,439
Communications and utilities	1,078	1,226
Depreciation and amortization	23,311	26,926
Other operating expenses	5,798	5,552
Gain on disposal of property and equipment	(4,258)	(4,232)

	128,880	134,123

Operating income	22,395	18,279

Interest income	146	138

Income before income taxes	22,541	18,417

Federal and state income taxes	5,766	4,683

Net income	$16,775	$13,734

Earnings per share
Basic	$0.21	$0.17
Diluted	$0.21	$0.17

Weighted average shares outstanding
Basic	78,929	80,152
Diluted	78,953	80,206

Dividends declared per share	$0.02	$0.02

HEARTLAND EXPRESS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except per share amounts) (unaudited)
	March 31,	December 31,
ASSETS	2022	2021
CURRENT ASSETS
Cash and cash equivalents	$187,085	$157,742
Trade receivables, net	61,583	52,812
Prepaid tires	10,043	9,168
Other current assets	9,776	9,406
Income taxes receivable	—	4,095
Total current assets	268,487	233,223

PROPERTY AND EQUIPMENT	705,631	710,760
Less accumulated depreciation	233,652	222,845
	471,979	487,915
GOODWILL	168,295	168,295
OTHER INTANGIBLES, NET	21,758	22,355
OTHER ASSETS	16,594	16,754
	$947,113	$928,542
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$20,278	$20,538
Compensation and benefits	24,171	21,411
Insurance accruals	15,248	15,677
Income taxes payable	3,452	—
Other accruals	14,394	13,968
Total current liabilities	77,543	71,594
LONG-TERM LIABILITIES
Income taxes payable	5,313	5,491
Deferred income taxes, net	88,227	89,971
Insurance accruals less current portion	33,502	34,384
Total long-term liabilities	127,042	129,846
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
Capital stock, common, $.01 par value; authorized 395,000 shares; issued 90,689 in 2022 and 2021; outstanding 78,932 and 78,923 in 2022 and 2021, respectively	907	907
Additional paid-in capital	4,205	4,141
Retained earnings	939,571	924,375
Treasury stock, at cost; 11,757 and 11,766 in 2022 and 2021, respectively	(202,155)	(202,321)
	742,528	727,102
	$947,113	$928,542

(1)

GAAP to Non-GAAP Reconciliation Schedule:
Operating revenue excluding fuel surcharge revenue and adjusted operating ratio reconciliation (a)

	Three Months Ended March 31,
	2022	2021
	(Unaudited, in thousands)

Operating revenue	$151,275	$152,402
Less: Fuel surcharge revenue	23,969	16,785
Operating revenue, excluding fuel surcharge revenue	127,306	135,617

Operating expenses	128,880	134,123
Less: Fuel surcharge revenue	23,969	16,785
Adjusted operating expenses	104,911	117,338

Operating income	$22,395	$18,279
Operating ratio	85.2%	88.0%
Adjusted operating ratio	82.4%	86.5%

(a) Operating revenue excluding fuel surcharge revenue, as reported in this press release is based upon operating revenue minus fuel surcharge revenue. Adjusted operating ratio as reported in this press release is based upon operating expenses, net of fuel surcharge revenue, as a percentage of operating revenue excluding fuel surcharge revenue. We believe that operating revenue excluding fuel surcharge revenue and adjusted operating ratio are more representative of our underlying operations by excluding the volatility of fuel prices, which we cannot control. Operating revenue excluding fuel surcharge revenue and adjusted operating ratio are not substitutes for operating revenue or operating ratio measured in accordance with GAAP. There are limitations to using non-GAAP financial measures. Although we believe that operating revenue excluding fuel surcharge revenue and adjusted operating ratio improve comparability in analyzing our period-to-period performance, they could limit comparability to other companies in our industry if those companies define such measures differently. Because of these limitations, operating revenue excluding fuel surcharge revenue and adjusted operating ratio should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. Management compensates for these limitations by primarily relying on GAAP results and using non-GAAP financial measures on a supplemental basis.